Exhibit 99.1    Press Release dated April 27, 2026
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Simpson Manufacturing Co., Inc. Announces 2026 First Quarter Financial Results and Reaffirms 2026 Guidance

2026 First Quarter Highlights

●	Net sales of $588.0 million increased 9.1% year-over-year
●	Income from operations of $114.6 million increased 12.0% year-over-year
●	Net income per diluted share of $2.13 increased 15.1% year-over-year
●	Repurchased $50.0 million of common stock during the quarter

Pleasanton, CA - April 27, 2026: Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2026. All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2026 with the quarter ended March 31, 2025. In the first quarter of 2026, the Company reclassified certain software amortization costs related to the Company's component manufacturing efforts from general and administrative expense to cost of sales. Additionally, for the year ended December 31, 2025, the Company reclassified certain quality assurance costs from general and administrative expense to cost of sales. The financial results for the three months ended March 31, 2025 have been recast for comparison purposes and to conform to the current period classification, with $1.5 million of costs being reclassified from general and administrative expense to cost of sales. The reclassification did not have any impact on the total income from operations.

Consolidated 2026 First Quarter Highlights

	Three Months Ended		Year-Over-
	March 31,		Year
	2026	2025	Change
	(In thousands, except per share data and percentages)
Net sales	$587,964	$538,895	9.1%
Gross profit	265,891	250,566	6.1%
Gross profit margin	45.2%	46.5%
Total operating expenses	150,656	148,195	1.7%
Income from operations	114,617	102,319	12.0%
Operating income margin	19.5%	19.0%
Net income	$88,216	$77,884	13.3%
Net income per diluted common share	$2.13	$1.85	15.1%
Adjusted EBITDA[1]	$139,361	$122,174	14.1%

Total U.S. Housing starts - April 27, 2026 data not available[2]

1 Adjusted EBITDA is a non-GAAP financial measure and is defined in the Non-GAAP Financial Measures section of this press release. For a reconciliation of Adjusted EBITDA to U.S. GAAP (as defined below) net income, see the schedule titled “Reconciliation of Non-GAAP Financial Measures.”
2 The housing starts data was unavailable at the time of the press release. Based on the United States Census Bureau’s release calendar, the Company expects the next update on national housing market data to be issued around April 29, 2026.

Management Commentary

“Simpson delivered a solid first quarter with net sales up 9.1% year‑over‑year to $588.0 million and operating margin improvement of 50 basis points to 19.5%,” said Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Net sales growth was primarily driven by our 2025 pricing actions which contributed approximately 6%. Foreign exchange added an additional 3%, partially offset by a 1% decline in volume tied to softer housing start activity. Additionally, the cost savings initiatives we implemented last year contributed to improved operating income. I want to thank our team at Simpson for maintaining strong cost discipline throughout the quarter.”

Mr. Olosky continued, “While the first quarter was a solid start to the year, revenue growth is expected to moderate throughout the remainder of 2026, reflecting the timing of 2025 price increases and lower volumes amid challenging market conditions. Even with a more cautious view of housing activity, our full year financial outlook remains intact. Our teams continue to execute well, and we remain focused on driving disciplined, profitable growth consistent with our financial ambitions.”

North America Segment 2026 First Quarter Financial Highlights

•Net sales of $461.9 million increased 9.8% from $420.7 million primarily due to price increases that took effect in June 2025 and October 2025 and an increase in sales volumes, as well as the positive effect of approximately $1.2 million in foreign currency translation.
•Gross margin declined to 47.8% from 49.8% reflecting primarily the impact from tariffs and higher material, labor and factory and overhead costs, as a percentage of net sales.
•Income from operations of $118.3 million increased 12.8% from $104.8 million, primarily due to the increases in net sales as well as lower operating expense including lower personnel costs, professional fees and variable incentive compensation.

Europe Segment 2026 First Quarter Financial Highlights

•Net sales of $121.0 million increased 6.3% from $113.9 million due to the positive effect of approximately $13.2 million in foreign currency translation as well as price increases, partly offset by decreased sales volumes.
•Gross margin increased to 36.3% from 35.2%, primarily driven by higher pricing and lower material costs, partly offset by higher factory and tooling costs, as a percentage of net sales.
•Income from operations of $7.1 million decreased 23.8% from $9.3 million primarily due to lower sales volumes. Operating expenses were negatively affected by approximately $3.8 million in foreign currency translation.

Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific and Administrative and All Other segments).

Corporate Development

•For the quarter ended March 31, 2026, the Company repurchased 269,064 shares of common stock in the open market at an average price of $185.83 per share, for a total of $50.0 million. As of March 31, 2026, approximately $100.0 million remained available for share repurchases through December 31, 2026 under the Company's previously announced $150.0 million share repurchase authorization.

Balance Sheet & 2026 First Quarter Cash Flow Highlights

•As of March 31, 2026, cash and cash equivalents totaled $341.0 million with total debt outstanding of $370.5 million under the Company's $900 million credit facility.

•Cash flow provided by operating activities of $35.9 million increased by $28.3 million from $7.6 million, primarily due to increased net income and changes in working capital.

•Cash flow used in investing activities of $19.1 million decreased by $31.0 million from $50.1 million primarily due to decreased capital expenditures.

Business Outlook

The Company is reaffirming its prior 2026 financial outlook to reflect its expectations regarding demand trends, cost of sales, and operating expenses. Based on business trends and conditions as of today, April 27, 2026, the Company's outlook for the full fiscal year ending December 31, 2026 is as follows:

•Consolidated operating margin is estimated to be in the range of 19.5% to 20.5%. The operating margin range includes a projected gain of $10.0 million to $12.0 million on the sale of vacant land.

•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates as well as international income tax rates, and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $75.0 million to $85.0 million.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s 2026 first quarter financial results conference call on Monday, April 27, 2026, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1756901&tp_key=61205759b3 or a link on the Investor Relations section of the Company’s website at https://ir.simpsonmfg.com/events-and-presentations. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 11, 2026 by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13759442. The webcast will remain posted on the Investor Relations section of the Company's website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing carbon and glass fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol “SSD”.

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other Securities and Exchange Commission (“SEC”) filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the Company's website on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “outlook,” “target,” “continue,” “predict,” “project,” “change,” “result,” “future,” “will,” “could,” “can,” “may,” “likely,” “potentially,” or similar expressions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, effective tax rates, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Forward looking statements in this press release include, but are not limited to, statements regarding: anticipated consolidated operating margin for 2026; expected gain on the sale of vacant land; estimated effective tax rate for 2026; and projected capital expenditures for 2026.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in or implied by our forward-looking statements include the effect of tariffs and international trade policies on our business operations, the effects of inflation and labor and supply shortages on our operations and the operations of our customers, suppliers and business partners, volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; and those discussed in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. Additional risks include: the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; the impact of pandemics, epidemics or other public health emergencies; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and borrowings under our existing credit agreement; restrictions on our business and financial covenants under our credit agreement; reliance on employees subject to collective bargaining agreements; and or ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Non-GAAP Financial Measures

This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Since not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. The Company uses Adjusted EBITDA as an additional financial measure in evaluating the ongoing operating performance of its business. The Company believes Adjusted EBITDA allows it to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. See the Reconciliation of Non-GAAP Financial Measures below.

The Company defines Adjusted EBITDA as net income (loss), adjusted to exclude provision for income taxes, depreciation and amortization, acquisition integration and restructuring costs, non-qualified compensation adjustments, lease termination costs, severance costs, net loss or gain on disposal of assets, interest income or expense and other financing costs, and foreign exchange and other expense (income).

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$587,964	$538,895
Cost of sales	322,073	288,329
Gross profit	265,891	250,566
Research and development and engineering expense	18,631	19,839
Selling expense	54,463	54,164
General and administrative expense	77,562	74,192
Total operating expense	150,656	148,195
Acquisition and integration related costs	565	127
Net loss (gain) on disposal of assets	53	(75)
Income from operations	114,617	102,319
Interest income and other finance costs, net	4,433	1,103
Other & foreign exchange (loss) gain, net	(2,752)	1,058
Income before taxes	116,298	104,480
Provision for income taxes	28,082	26,596
Net income	$88,216	$77,884
Earnings per common share:
Basic	$2.14	$1.86
Diluted	$2.13	$1.85
Weighted average shares outstanding:
Basic	41,228	41,846
Diluted	41,366	42,010
Cash dividends declared per common share	$0.29	$0.28
Other data:
Depreciation and amortization	$25,511	$19,522
Pre-tax equity-based compensation expense	$6,539	$6,538

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Condensed Consolidated Balance Sheets
(In thousands)

	March 31,		December 31,
	2026	2025	2025
Cash and cash equivalents	$341,005	$150,290	$384,138
Trade accounts receivable, net	400,082	373,198	302,688
Inventories	548,978	618,784	594,192
Other current assets	65,424	61,973	71,485
Total current assets	1,355,489	1,204,245	1,352,503
Property, plant and equipment, net	621,137	568,503	627,854
Operating lease right-of-use assets	112,033	101,701	115,060
Goodwill	548,283	527,621	558,521
Intangible assets, net	373,468	381,079	387,729
Other noncurrent assets	32,997	39,807	31,959
Total assets	$3,043,407	$2,822,956	$3,073,626

Trade accounts payable	$105,743	$118,019	$91,467
Long-term debt, current portion	15,000	22,500	15,000
Accrued liabilities and other current liabilities	277,787	239,511	275,328
Total current liabilities	398,530	380,030	381,795
Operating lease liabilities, net of current portion	92,951	82,913	96,819
Long-term debt, net of current portion and issuance costs	351,949	357,278	355,509
Deferred income tax	104,233	90,346	99,792
Other long-term liabilities	30,710	41,871	104,234
Non-qualified deferred compensation plan awards	6,302	8,804	5,715
Stockholders’ equity	2,058,732	1,861,714	2,029,762
Total liabilities, mezzanine equity, and stockholders’ equity	$3,043,407	$2,822,956	$3,073,626

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
	2026	2025	change*
Net Sales by Reporting Segment
North America	$461,925	$420,699	9.8%
Percentage of total net sales	78.6%	78.1%
Europe	121,047	113,860	6.3%
Percentage of total net sales	20.6%	21.1%
Asia/Pacific	4,992	4,336	15.1%
	$587,964	$538,895	9.1%
Net Sales by Product Group**
Wood Construction	$497,664	$459,442	8.3%
Percentage of total net sales	84.6%	85.3%
Concrete Construction	89,127	77,683	14.7%
Percentage of total net sales	15.2%	14.4%
Other	1,173	1,770	N/M
	$587,964	$538,895	9.1%
Gross Profit (Loss) by Reporting Segment
North America	$220,733	$209,428	5.4%
North America gross margin	47.8%	49.8%
Europe	43,946	40,022	9.8%
Europe gross margin	36.3%	35.2%
Asia/Pacific	1,796	1,725	N/M
Administrative and all other	(584)	(609)	N/M
	$265,891	$250,566	6.1%
Income (Loss) from Operations
North America	$118,310	$104,848	12.8%
North America operating margin	25.6%	24.9%
Europe	7,091	9,309	(23.8)%
Europe operating margin	5.9%	8.2%
Asia/Pacific	243	358	N/M
Administrative and all other	(11,027)	(12,196)	N/M
	$114,617	$102,319	12.0%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but presents sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands) (Unaudited)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below:

	Three Months Ended March 31,
	2026	2025
Net Income	$88,216	$77,884
Provision for income taxes	28,082	26,596
Interest income, net and other financing costs	(4,433)	(1,103)
Depreciation and amortization	25,511	19,522
Other*	1,985	(725)
Adjusted EBITDA**	$139,361	$122,174
.
*Includes acquisition integration and restructuring related expenses, non-qualified deferred compensation adjustments, severance costs, other & foreign exchange loss net, and net loss or gain on disposal of assets.
**Includes certain reclassifications in the three months ended March 31, 2025, to conform to the current period presentation.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400